Exhibit 99.1

QR Energy to Acquire $110 Million of Oil Properties

HOUSTON, TX—(Marketwire – July 1, 2013)—QR Energy, LP (“QRE” or “QR Energy”) (NYSE: QRE) announced today that it has signed a definitive agreement to acquire predominantly oil properties located in the Ark-La-Tex area from an undisclosed private seller for $110 million in cash, subject to customary purchase price adjustments. QR Energy expects to finance the acquisition with cash on hand and borrowings under its bank credit facility. The acquisition is expected to close in early August, subject to customary closing conditions.

Transaction Highlights

•	Expected to be immediately accretive to Distributable Cash Flow

•	Strategic, bolt-on acquisition of a mature, legacy asset located in the largest oil field in the contiguous United States – the East Texas field; acquired properties are contiguous to QR Energy’s existing wells and leases

•	Current net production of approximately 900 Boe per day is 92% oil; more than 99% operated

•	Estimated total proved reserves of 6.0 MMBoe as of June 1, 2013 are 99% proved developed (approximately 70% proved developed producing) and 92% oil

•	Significant low-risk development opportunities (reactivations, artificial lift upgrades, recompletions, deepenings and waterflood potential)

•	Estimated maintenance capital expenditures of approximately $2 million per year associated with the acquired properties (approximately 12% of annual Adjusted EBITDA of acquired properties)

•	Lengthy proved reserve life (R/P) of 18.3 years; decline rate of 7-8% per year

•	Significant percentage of production to be acquired hedged through 2017

Chief Executive Officer Alan L. Smith commented, “We are very excited to announce this bolt-on acquisition which will allow us to increase our position in the world class East Texas oil field. Consistent with the acquisition we completed in the field in December 2012, this asset base is well-suited for our MLP strategy and an excellent fit with our investment criteria. These properties are contiguous to our existing wells and leases and as a result we expect to benefit from our operational expertise and existing infrastructure in the field. We have already identified several attractive, low-risk development projects and believe additional opportunities exist to further enhance production.”

About QR Energy, LP

QR Energy, LP is a publicly traded partnership engaged in the acquisition, production and development of onshore crude oil and natural gas properties in the United States. QR Energy is headquartered in Houston, Texas. For more information, visit QR Energy’s website at www.qrenergylp.com.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of federal securities laws. QR Energy believes that its expectations and forecasts are based on reasonable assumptions; however, no assurance can be given that such expectations and forecasts will prove to be correct. A number of factors could cause actual results to differ materially from the expectations and forecasts, anticipated results or other forward-looking information expressed in this press release, including risks and uncertainties regarding future results, capital expenditures, liquidity and financial market conditions, sufficiency of cash from operations, adverse market conditions and governmental regulations. For a more complete list of these risk factors, please read QR Energy’s filings with the Securities and Exchange Commission (“SEC”), which are available on QR Energy’s Investor Relations website at http://ir.qrenergylp.com or on the SEC’s website at www.sec.gov.

Reserve Disclosures

The SEC permits oil and gas companies, in their filings with the SEC, to disclose only “reserves” as defined by SEC rules. Estimates of reserves in this communication are based on economic assumptions with regard to commodity prices that differ from the prices required by the SEC (historical 12-month average) to be used in calculating reserves estimates prepared in accordance with SEC definitions and guidelines. In addition, the estimates of reserves in this press release were prepared by our internal reserve engineers and are based on various assumptions, including assumptions related to oil and natural gas prices as discussed above, drilling and operating expenses, capital expenditures, taxes and availability of funds. Our internal estimates of proved reserves may differ materially from the estimates of our proved reserves prepared by Miller & Lents, Ltd. as a result of the SEC pricing and other assumptions employed by an independent reserve engineering firm.

Investor Contacts

Investor Relations

(713) 452-2990

Cedric W. Burgher

Chief Financial Officer

(713) 452-2200